Exhibit 10.1

[    ], 2018

[Name of Executive Officer]

Ribbon Communications Inc.

4 Technology Park Drive

Westford, MA 01886

By Electronic Delivery

Dear [Name of Executive Officer]:

Based on your desire to demonstrate your support for Ribbon Communications Inc. (the “Company”) and its prospects, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has considered and will agree to your request to forgo the payment of a certain percentage of your cash bonus for fiscal year 2018 (the “2018 Bonus”) and, if any such bonus would have been earned, to instead receive a grant of shares of the Company’s common stock (the “2018 Bonus Shares”) as described below.

The amount of your 2018 Bonus, if any, will be determined by the Compensation Committee in its sole discretion subject to the terms of the 2018 bonus program under the Senior Management Cash Incentive Plan and will be payable following the end of fiscal year 2018 on such date as determined by the Compensation Committee (the “Bonus Payment Date”).  By signing below, you have elected to receive shares in respect of 10%, 20%, 30%, 40% or 50% (please indicate below and initial your election) of the 2018 Bonus, if any is earned, which will be granted and have the terms described below, and the remaining percentage in the form of cash.

☐                                    10% stock and 90% cash

☐                                    20% stock and 80% cash

☐                                    30% stock and 70% cash

☐                                    40% stock and 60% cash

☐                        50% stock and 50% cash

Initials:

a.                                            If you elect to receive 10% of your 2018 Bonus in the form of shares and the other 90% in the form of cash, the number of 2018 Bonus Shares granted will equal 0.1 times your actual 2018 Bonus earned, if any, divided by the closing price of the shares on the Bonus Payment Date.

b.                                            If you elect to receive 20% of your 2018 Bonus in the form of shares and the other 80% in the form of cash, the number of 2018 Bonus Shares granted will equal 0.2 times your actual 2018 Bonus earned, if any, divided by the closing price of the shares on the Bonus Payment Date.

c.                                             If you elect to receive 30% of your 2018 Bonus in the form of shares and the other 70% in the form of cash, the number of 2018 Bonus Shares granted will equal 0.3 times your actual 2018 Bonus earned, if any, divided by the closing price of the shares on the Bonus Payment Date.

d.                                            If you elect to receive 40% of your 2018 Bonus in the form of shares and the other 60% in the form of cash, the number of 2018 Bonus Shares granted will equal 0.4 times your actual 2018 Bonus earned, if any, divided by the closing price of the shares on the Bonus Payment Date.

e.                                             If you elect to receive 50% of your 2018 Bonus in the form of shares and the other 50% in the form of cash, the number of 2018 Bonus Shares granted will equal 0.5 times your actual 2018 Bonus earned, if any, divided by the closing price of the shares on the Bonus Payment Date.

f.                                              The 2018 Bonus Shares will be granted pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Equity Plan”) on the Bonus Payment Date and will be vested in full on such grant date.  You will be responsible for the satisfaction of all income and employment tax withholdings related to the 2018 Bonus Shares in accordance with Section 10(e) of the Equity Plan.

For purposes of clarity, the Company will withhold, as applicable, such taxes and other required withholdings as it determines appropriate related to the cash portion of the 2018 Bonus.

g.                                             Except for any portion of the 2018 Bonus Shares that may be sold to cover any applicable withholding taxes related to the 2018 Bonus Shares issued to you, you hereby agree not to sell or otherwise dispose of, directly or indirectly, the 2018 Bonus Shares deposited in your brokerage account until the five-month anniversary of the Bonus Payment Date.  Such contractual holding period may be waived by the Compensation Committee in its sole discretion, upon your death or disability or upon a showing of undue hardship.

You must remain an employee of the Company through the Bonus Payment Date in order to receive the 2018 Bonus Shares (if earned).  If your relationship with the Company terminates after the Bonus Payment Date but before the expiration of the five-month holding period of such shares, such 2018 Bonus Shares shall remain subject to the five-month holding period.  The parties hereby acknowledge that the Compensation Committee retains the right, in its sole discretion, to pay your entire 2018 Bonus in cash as opposed to payment in 2018 Bonus Shares; provided that, if the Company is the subject of an acquisition or change of control prior to the Bonus Payment Date and the Compensation Committee (or similar committee of the Company’s successor) elects to pay the entire 2018 Bonus, if any, in cash, such cash payment will be made as if this election is of no force or effect.

Very truly yours,

[Franklin (Fritz) W. Hobbs/Justin Ferguson]
[President and Chief Executive Officer/Executive Vice President and General Counsel]

ACCEPTED:

Name:	Date: